BARK Reports Second Quarter Fiscal Year 2022 Results

NEW YORK, November 10, 2021 — The Original BARK Company (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel brand for dogs and their parents, today announced its financial results for the fiscal second quarter ended September 30, 2021.

Highlights
•Delivered fiscal second quarter 2022 revenue of $120.2 million, a 39.1% increase year-over-year, and a robust gross margin of 58.2%.
•Added approximately 271,000 Active Subscriptions, bringing total to 2.1 million as of quarter-end.
•Achieved a quarterly LTV-to-CAC of 4.9x, driven by record Average Order Value, strong customer retention, and continued marketing efficiency.
•The Original Bark Company is changing its corporate name to BARK, Inc.; the Company expects this change to be effective on November 22, 2021.

“BARK continues to benefit from powerful secular and channel tailwinds, including growing dog ownership, increasing spending on pets, and an expanding share of pet sales occurring online. Last quarter, we delivered strong results across several key metrics, including a 39% increase in Active Subscriptions, a 34% increase in Subscription Shipments, and a record-high Average Order Value of $29.73”, said Manish Joneja, Chief Executive Officer of BARK. “Notwithstanding the challenging macro environment with increased freight costs and rising media rates, we delivered a robust gross margin of over 58%, and maintained a very healthy LTV-to-CAC of 4.9x in the quarter, underscoring our strong customer retention, continued marketing efficiency and strategic positioning as one of the largest digitally native dog brands in the world today.”

Fiscal Second Quarter 2022 Details:

Revenue
Total revenue increased 39.1% to $120.2 million in the second quarter of fiscal year 2022 as compared to $86.4 million in the second quarter of fiscal year 2021.

•Direct to Consumer (“DTC”) revenue increased 41.7% to $106.8 million in the second quarter of fiscal year 2022 as compared to the same period last year. The growth in DTC revenue was driven by an increase in Subscription Shipments, Average Order Value (“AOV”), and Add-to-Box revenue.

•Commerce revenue increased 20.8% to $13.3 million in the second quarter of fiscal year 2022 as compared to the same period last year. This growth reflects increases in both the number of retailers we partnered with, as well as volume increases amongst existing retailer partners.

Gross Profit
Gross profit was $69.9 million in the second quarter of fiscal year 2022 up from $51.6 million in the second quarter of fiscal year 2021. Gross margin was 58.2% in the second quarter of fiscal year 2022 compared to 59.7% in the second quarter of fiscal year 2021. The decrease in gross margin in the second quarter of fiscal year 2022 was primarily due to higher inbound freight costs as a result of worldwide shipping congestion.

Operating Expenses
General and administrative expenses were $68.2 million in the second quarter of fiscal year 2022, versus $39.3 million in the second quarter of fiscal year 2021. The year-over-year increase was driven by greater shipment volume associated with a 34.3% increase in total Subscription Shipments, higher outbound shipping and fulfillment rates associated with industry wide shipping congestion, as well as additional expenses in connection with the build out and staffing of our BARK Eats and BARK Bright businesses. The Company also incurred incremental expenses associated with being a newly public company.

Advertising and marketing expenses increased $4.1 million to $17.1 million in the second quarter of fiscal year 2022 from $13.0 million in the second quarter of fiscal year 2021. This increase was primarily due to the year-over-year increase in Customer Acquisition Costs (“CAC”) as media rates exceed pre-COVID levels in comparison with the reduced media rates in the second quarter of fiscal year 2021, stemming from the onset of the COVID-19 pandemic. CAC was $51.71 in the most recent fiscal quarter, compared to $43.98 in the same period last year and $48.36 in the first quarter of fiscal 2022. Our Lifetime Value to CAC was a healthy 4.9x in the second quarter of fiscal year 2022. The Company manages its marketing budget on an LTV-to-CAC basis, targeting an annual ratio of 4x or greater.

Adjusted EBITDA
Adjusted EBITDA was $(8.8) million, with Adjusted EBITDA margin of (7.3)%, in the second quarter of fiscal year 2022, as compared to Adjusted EBITDA of $1.1 million and Adjusted EBITDA margin of 1.2%, in the second quarter of fiscal year 2021. Fiscal year 2022 is deliberately an investment year for BARK; the Company is investing in several strategic areas, including its highly-personalized food business, BARK Eats, as well as self-managed fulfillment assets.

Balance Sheet Highlights
The Company’s cash and cash equivalents balance as of September 30, 2021 was $272.6 million. Last quarter, the Company invested in additional inventory in anticipation of the upcoming holiday season, and potential freight congestion surrounding it. As of September 30, 2021, the Company had total debt outstanding of $71.7 million, related to its outstanding convertible notes.

Third Quarter and Fiscal Year 2022 Outlook

Based on information available as of November 10, 2021, BARK is issuing guidance for the fiscal third quarter 2022 and fiscal year 2022 as follows:

•For fiscal third quarter 2022, the Company expects total revenue of $137 to $139 million.

•For the fiscal year 2022, due to uncertainty surrounding the macro freight and shipping environment, the Company anticipates roughly 2% of risk to the $516 million of revenue guidance originally provided in December of 2020.

•The Company is revising its fiscal year 2022 Adjusted EBITDA guidance to ($38) million to ($40) million, from approximately ($31) million, due to greater-than-expected shipping and fulfillment costs, as a result of macro shipping congestion and rising shipping rates; incremental public company costs, associated with preparing to comply as a large accelerated filer with the requirements of Section 404(b) of the Sarbanes-Oxley Act; higher D&O insurance, as a result of rising demand on insurers; and additional audit fees as a result of the timing of the Company's merger with Northern Star Acquisition Corp.

Conference Call Information
A conference call to discuss second quarter fiscal year 2022 results will be held today, November 10, 2021, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (866) 465-0807 or (639) 716-2121 for international callers, the conference ID 7141738. The conference call will also be available to interested parties through a live webcast at https://investors.bark.co/. A recording will be available for 12 months after the date of the event. Recordings may be accessed at https://investors.bark.co/.

About BARK
BARK is the world's most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK's dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats and wellness supplements, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2012, BARK loyally serves dogs nationwide with monthly subscription services, BarkBox and Super Chewer; a curated e-commerce experience on BARKShop.com; custom collections via its retail partner network, including Target and Amazon; wellness products that meet your dogs' needs with BARK Bright; and a personalized meal delivery service for dogs BARK Eats. At BARK, we want to be the people our dogs think we are and promise to be their voice until every dog reaches its full tail-wagging potential. Sniff around at bark.co for more information.

Cautionary Statement Regarding Forward Looking Statements
Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, including all statements under the heading “Third Quarter and Fiscal Year 2022 Outlook,” and projections of market opportunity.

These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BARK’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of BARK. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to: risks relating to the uncertainty of projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; the risk that BARK subscribers may not increase their spending with BARK; risks related to BARK sustaining its rate of revenue growth in recent periods; BARK’s ability to continue to convert social media followers and contacts into customers and to acquire and retain new subscriber and customers in a cost-effective manner; BARK’s ability to successfully expand its product lines and channel distribution; risks related to fluctuations in quarterly operating results and key metrics; competition; the uncertain effects of the COVID-19 pandemic including on BARK’s supply chain and operations; and those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), and similar disclosures in subsequent reports filed with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that BARK presently does not know or that BARK currently believes is immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect BARK’s expectations, plans or forecasts of future events and views as of the date of this press release. BARK anticipates that subsequent events and developments will cause BARK’s assessments to change. However, while BARK may elect to update these forward-looking statements at some point in the future, BARK specifically disclaims any obligation to do so.

These forward-looking statements should not be relied upon as representing BARK’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Any financial projections in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond BARK’s control. While all projections are necessarily speculative, BARK believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com

THE ORIGINAL BARK COMPANY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
REVENUE	$120,162	$86,413	$237,768	$161,221
COST OF REVENUE	50,276	34,859	98,091	62,747
Gross profit	69,886	51,554	139,677	98,474
OPERATING EXPENSES:
General and administrative	68,235	39,279	137,734	71,315
Advertising and marketing	17,075	12,958	34,225	24,533
Total operating expenses	85,310	52,237	171,959	95,848
INCOME (LOSS) FROM OPERATIONS	(15,424)	(683)	(32,282)	2,626
INTEREST EXPENSE	(1,296)	(1,906)	(2,857)	(3,420)
OTHER INCOME—NET (1)	23,175	1,211	16,790	1,432
NET INCOME (LOSS) BEFORE INCOME TAXES	6,455	(1,378)	(18,349)	638
PROVISION FOR INCOME TAXES	—	—	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$6,455	$(1,378)	$(18,349)	$638

(1)For the three and six-months ended September 30, 2021, Other Income, Net, is primarily due to income related to the changes in fair value of our warrant liabilities during the period of $23.4 million and $19.5 million, respectively.

GROSS PROFIT BY SEGMENT
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Direct to Consumer:
Revenue	$106,817	$75,368	$212,193	$142,468
Costs of revenue	42,499	29,052	83,319	53,168
Gross profit	64,318	46,316	128,874	89,300
Commerce:
Revenue	13,345	11,045	25,575	18,753
Costs of revenue	7,777	5,807	14,772	9,579
Gross profit	5,568	5,238	10,803	9,174
Consolidated:
Revenue	120,162	86,413	237,768	161,221
Costs of revenue	50,276	34,859	98,091	62,747
Gross profit	$69,886	$51,554	$139,677	$98,474

Key Performance Indicators

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Subscription Shipments (in thousands)	3,593	2,675	7,201	5,043
Average Monthly Subscription Shipment Churn	7.1%	5.3%	7.2%	5.7%
Active Subscriptions (in thousands)	2,089	1,499	2,089	1,499
New Subscriptions (in thousands)	271	252	551	555
CAC	$51.71	$43.98	$50.01	$36.80
LTV:CAC	4.9x	7.4x	5.0x	8.4x
Average Order Value	$29.73	$28.18	$29.47	$28.25

Subscription Shipments
We define Subscription Shipments as the total number of subscription product shipments shipped in a given period. Subscription Shipments does not include gift subscriptions or one-time subscription shipments.

Average Monthly Subscription Shipment Churn
Average Monthly Subscription Shipment Churn is calculated as the average number of subscription shipments that have been cancelled in the last three months, divided by the average monthly active subscription shipments in the last three months. The number of cancellations used to calculate Average Monthly Subscription Shipment Churn is net of the number of subscriptions reactivated during the last three months.

Active Subscriptions
Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

New Subscriptions
We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

Customer Acquisition Cost
Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

Lifetime Value
Lifetime Value ("LV") is the dollar value of each subscription as measured by the cumulative Direct to Consumer Gross Profit for the average life of the subscription.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Subscription Shipments for the same period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin, Adjusted Net Income (Loss) on Common Shares, Adjusted EBITDA and Adjusted EBITDA Margin, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Income (Loss) as net income (loss), adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax expense, (4) one-time transaction costs associated with the financing and merger (5) demurrage fees related to freight and (6) other one-time items.

We calculate Adjusted Net Income (Loss) Margin by dividing Adjusted Net Income (Loss) for the period by Revenue for the period.

We calculate Adjusted Net Income (Loss) on Common Shares by dividing Adjusted Net Income (Loss) for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest expense, (2) depreciation and amortization, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense,(6) one-time transaction costs associated with the financing and merger, (7) demurrage fees related to freight and (8) other one-time items.

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by Revenue for the period.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company and (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with GAAP.

A reconciliation of the projected Non-GAAP Measures has not been provided because certain items excluded from these Non-GAAP Measures such as charges related to stock-based compensation expenses and related tax effects, including non-recurring income tax adjustments, cannot be reasonably calculated or predicted at this time.

The following table presents a reconciliation of Adjusted Net Income (Loss) to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin,

Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) on Common Shares for the periods presented:

Adjusted Net Income (Loss)

	Three Months Ended September 30		Six Months Ended September 30
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$6,455	$(1,378)	$(18,349)	$638
Stock compensation expense	3,729	1,004	6,827	1,392
Change in fair value of warrants and derivatives	(23,407)	(1,229)	(19,508)	(1,263)
Sales and use tax expense (1)	—	243	—	841
Transaction costs (2)	442	—	5,640	—
Demurrage fees	735	—	735	—
Other one-time items (3)	1,014	—	3,612	—
Adjusted net income (loss)	(11,032)	(1,360)	(21,043)	1,608
Less: Earnings attributable to participating securities	—	—	—	(1,608)
Net loss attributable to common stockholders—basic and diluted	$(11,032)	$(1,360)	$(21,043)	$—
Net income (loss) margin	5.37%	(1.59)%	(7.72)%	0.40%
Adjusted net income (loss) margin	(9.18)%	(1.57)%	(8.85)%	1.00%

Adjusted net income (loss) per common share - basic and diluted	$(0.07)	$(0.03)	$(0.15)	$—
Weighted average common shares used to compute net loss per share attributable to common stockholders - basic and diluted	169,173,509	45,889,103	139,133,082	45,704,365

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended September 30		Six Months Ended September 30
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$6,455	$(1,378)	$(18,349)	$638
Interest expense	1,296	1,906	2,857	3,420
Depreciation and amortization expense	957	528	1,801	1,036
Stock-based compensation expense	3,729	1,004	6,827	1,392
Change in fair value of warrants and derivatives	(23,407)	(1,229)	(19,508)	(1,263)
Sales and use tax expense (1)	—	243	—	841
Transaction costs (2)	442	—	5,640	—
Demurrage fees	735	—	735	—
Other one-time items (3)	1,014	—	3,612	—
Adjusted EBITDA	$(8,778)	$1,074	$(16,385)	$6,064
Net loss margin	5.37%	(1.59)%	(7.72)%	0.40%
Adjusted EBITDA margin	(7.31)%	1.24%	(6.89)%	3.76%

(1)Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.

(2)Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.

(3)For the three months ended September 30, 2021, other one-time items is comprised of SOX implementation fees of $0.3 million, executive transition costs, including recruiting, bonus and relocation related expense of $0.3 million, loss on exercise of warrants of $0.3 million and restructuring related expenses of $0.1 million. For the six months ended September 30, 2021, other one-time items is comprised of loss on extinguishment of debt of $2.6 million, SOX implementation fees of $0.3 million, executive transition costs, including recruiting, bonus and relocation related expenses of $0.3 million, loss on exercise of warrants of $0.3 million and restructuring related expenses of $0.1 million.

THE ORIGINAL BARK COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30,	March 31,
	2021	2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$272,599	$38,278
Accounts receivable—net	10,921	8,927
Prepaid expenses and other current assets	6,470	7,409
Inventory	130,317	77,454
Total current assets	420,307	132,068
PROPERTY AND EQUIPMENT—NET	21,482	13,465
INTANGIBLE ASSETS—NET	3,105	2,070
OTHER NONCURRENT ASSETS	4,398	3,260
TOTAL ASSETS	$449,292	$150,863
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$23,675	$50,501
Accrued and other current liabilities	61,988	44,605
Deferred revenue	28,398	27,177
Total current liabilities	114,061	122,283
LONG-TERM DEBT	71,735	115,729
OTHER LONG-TERM LIABILITIES	9,617	11,834
Total liabilities	195,413	249,846
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock (Series Seed, A, B, C, and C-1) $0.0001 par value with aggregate liquidation preference of $0 and $62,800 at September 30, 2021 and March 31, 2021 respectively; 0 and 8,010,560 shares authorized; 0 and 7,752,515 shares issued and outstanding at September 30, 2021 and March 31, 2021, respectively.	—	59,987
Total redeemable convertible preferred stock	—	59,987
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 171,069,553 shares issued and outstanding as of September 30, 2021 and 148,622,942 shares authorized; 48,071,777 shares issued and outstanding as of March 31, 2021.	1	—
Treasury stock, at cost	—	—
Additional paid-in capital	452,180	20,984
Accumulated deficit	(198,302)	(179,954)
Total stockholders’ (equity) deficit	253,879	(158,970)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$449,292	$150,863

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Six Months Ended
	September 30,	September 30,
	2021	2020
Net cash used in (provided by) operating activities	$(108,019)	$8,481
Net cash used in investing activities	(11,003)	(2,838)
Net cash provided by financing activities	354,168	6,253
Net increase in cash, cash equivalents and restricted cash	235,146	11,896
Cash, cash equivalents and restricted cash — beginning of period	39,731	9,676
Cash, cash equivalents and restricted cash — end of period	$274,877	$21,572

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$272,599	$21,219
Restricted cash - Prepaid expenses and other current assets	2,278	353
Total cash, cash equivalents and restricted cash	$274,877	$21,572